Exhibit 99.1

	December 31,	Pro Forma	Note	As Adjuststed December 31,
	2024	Adjustments	Reference	2024
Stockholders’ equity:
Undesignated preferred stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding as of both December 31, 2024 and December 31, 2023	-	-
Series A convertible preferred stock, $0.0001 par, 6,300 shares designated, 6,300 shares issued and outstanding as of both December 31, 2024 and December 31, 2023	1	-		1
Series C convertible preferred stock, $0.0001 par, 1,344 and 4,786 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	1	-		1
Common stock, $0.0001 par, 1,000,000,000 shares authorized, 838,584 and 22,285 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	83	-		83
Additional paid-in capital	125,772,412	12,585,000	(1)	138,357,412
Total stockholders’ equity (deficit)	-127,101,038	-		(127,101,038)
Total liabilities and stockholders’ equity (deficit)	-1,328,541	12,585,000	(1)	11,256,459

(1) Includes the issuance of (i) 124,673 common shares and 482,187 pre-funded warrants in connection with our October 2024 offering; (ii) 155,248 common shares in connection with our At The Market offering; (iii) 2,068,965 pre-funded warrants to MavDB Consulting LLC in connection with a vendor agreement dated January 2025; (iv) 11,365,340 units, including (a) 125,535 units consisting of one share of common stock and two warrants to purchase one share of common stock each, and (b) 11,239,805 units consisting of a pre-funded warrant to purchase one share of common stock and two warrants to purchase one share of common stock each, in connection with our February 2025 offering; and (v) 344,827 common shares to be issued in connection with our asset purchase agreement entered into with Open Daily Technologies Inc. on April 1, 2025.